Exhibit 99.1

Media Contact:	Investor Contact:
Dan Walsh	David Banks
Racepoint Group	DigitalGlobe
781.487.4633	303.684.4210
digitalglobe@racepointgroup.com	dbanks@digitalglobe.com
DigitalGlobe Announces the Pricing of Secondary Offering of its Common Stock
Longmont, Colo., September 15, 2010 — DigitalGlobe (NYSE: DGI), a leading global content provider of high-resolution earth imagery solutions, today announced that an underwritten secondary public offering of 6,000,877 million shares of its common stock owned by certain of its shareholders, including Morgan Stanley, was priced on September 15, 2010 at a public offering price of $30.25 per share. Morgan Stanley has granted the underwriters a 30-day option to purchase up to an additional 900,000 shares of DigitalGlobe, Inc.’s common stock to cover over-allotments, if any. DigitalGlobe, Inc. will not receive any of the proceeds from the sale of shares of its common stock.
The secondary offering is being made pursuant to DigitalGlobe, Inc.’s Registration Statement on Form S-3, which was filed with the Securities and Exchange Commission on September 14, 2010.
Morgan Stanley and J.P. Morgan are serving as joint book-running managers for the offering. Citi and Canaccord Genuity, Inc. are acting as co-managers.
Copies of the preliminary prospectus supplement and accompanying base prospectus relating to the offering may also be obtained when available from:
Morgan Stanley & Co. Incorporated
180 Varick Street
New York, New York 10014
Attention: Prospectus Department
E-mail: prospectus@morganstanley.com
J.P. Morgan Securities, Inc.
c/o Broadridge Financial Solutions
1155 Long Island Avenue
Edgewood, New York 11717
(866) 430-0686
This announcement shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any offer of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.
About DigitalGlobe

DigitalGlobe is a leading global provider of commercial high-resolution earth imagery products and services. Sourced from our own advanced satellite constellation, our imagery solutions support a wide variety of uses within defense and intelligence, civil agencies, mapping and analysis, environmental monitoring, oil and gas exploration, infrastructure management, internet portals and navigation technology. With our collection sources and comprehensive ImageLibrary (containing more than one billion square kilometers of earth imagery and imagery products) we offer a range of on- and off-line products and services designed to enable customers to easily access and integrate our imagery into their business operations and applications. DigitalGlobe is a registered trademark of DigitalGlobe.
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